CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. September 28, 2010

Jefferson National Life Insurance Company

9920 Corporate Campus Drive, Suite 1000

Louisville, Kentucky 40223

Ladies and Gentlemen:

Re: Fee Letter Agreement for Administrative Services

Pursuant to the Participation Agreement by and among Timothy Plan (the “Trust”), Timothy Partners Ltd (the “Advisor”) and Jefferson National Life Insurance Company (the “Company”), the Company will provide certain administrative services to the series of the Trust specified in Schedule A (each a “Fund” and collectively the “Funds”).

In recognition of the reduction in administrative expenses that derives from the Company’s performance of said administrative services to the variable annuity contracts and variable life insurance policies (the “Contracts”), the Trust agrees to pay the Company the fee specified below for each Fund specified in Schedule A to this Letter Agreement.

1.	.Administrative Expense Payments

(a)

Subject to paragraph (c) of this section, the Trust agrees to pay the Company at the end of each quarter an amount equal to the percentages of average daily net assets shown on Schedule A hereto for each applicable Fund during the quarter.

(b)	The Trust shall calculate and make the payment described in paragraph (a) of this section within 15 days of the end of each quarter without demand or notice from the Company.

(c)	The Company and the Trust understand that the Trust may enter into similar administrative services agreements with other insurance companies with regard to any Fund.

2.,	Services Provided by the Company

The Company agrees to provide the following administrative services to the Trust and the Funds:

•

periodic reporting of information to the Trust, such reports to indicate the number of owners of Contracts that hold through a Contract interests in each Account as defined in the Participation Agreement.

•	distribution of annual and semi-annual shareholder reports and other shareholder communications to owners of Contracts indirectly invested in one or more Funds.

•	distribution of Fund prospectuses to owners of Contracts indirectly invested in one or more Funds.

•	preparation, printing and distribution of confirmation and quarterly account statements to owners of Contracts.

•	distribution of proxy statements and other proxy material to owners of Contracts indirectly invested in the Funds to which such statements and materials relate.

•	solicitation of Contract owner voting instructions and tabulation of the same.

•	provision of telephone inquiry support.

•	provision of other administrative support to the Trust or the Funds as mutually agreed from time to time between the Trust and the Company.

•	transmission of purchase and redemption requests to the Trust’s transfer agent.

•	prepare and provide reports to third-party reporting services.

•	relieve the Trust or the Funds of other incidental administrative services generally provided by mutual funds to their shareholders by providing the same to Contract owners.

The Trust and the Company understand that the Company is obligated by the Participation Agreement to perform, provide or pay for certain of the foregoing services and payments under this Agreement may serve to compensate the Company, in whole or in part, for such Participation Agreement obligations.

3.	Nature of Payments

The Company and the Trust recognize and agree that the Trust’s payments to the Company under this Letter Agreement are for administrative services only and (a) do not constitute payment in any manner for investment advisory services or for the cost of distributing the Contracts or of Fund shares, and (b) are not otherwise related to investment advisory or distribution services or expenses, or administrative services that the Company is obligated by the Contracts to provide to owners of Contracts. In this regard, the Company represents that:

•	payments to the Company from the Trust under this Letter Agreement are for the administrative services described herein.

•	the administrative services herein are not ones for which the Trust has agreed to perform, provide or pay for under the Participation Agreement.

•	the Company has the legal authority to accept such payments.

•

to the extent required by applicable law, the Company has taken such payments into account in making any determinations pursuant to Sections 26(1)(2)(A) and 26(f)(3) of the Investment Company Act of 1940 for the Contracts.

The amount of administrative expense payments made by the Trust to the Company pursuant to section 1(a) of this Letter Agreement are not, and shall not be deemed to be, indicative of the actual costs to the Company of providing administrative services to the Trust and the Funds.

4.	Term and Termination

This Letter Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless (a) terminated in mutual agreement in writing or (b) terminated with 30 days written notice before the end of any one-year term. This Letter Agreement shall terminate automatically upon termination of the Participation Agreement. Notwithstanding anything contained herein to the contrary or the termination of this Letter Agreement, the Company shall be entitled to the fees set forth in Schedule A for so long as Fund shares are owned by the Company on behalf of its Contract owners.

5.	Amendment

This Letter Agreement may be amended only by mutual agreement of the Trust and the Company in writing, except that the parties agree that the Trust may unilaterally amend Schedule A to this Agreement to add additional investment company series (“New Funds”) as Funds (provided such New Funds are offered in the Company’s variable annuities) subject to the provisions of this Letter Agreement by sending to Company a written notice of the New Funds and indicating therein the fees to be paid to the Company.

If you are in agreement with the foregoing, please sign and date below where indicated and return one copy of this signed Letter Agreement to me.

Very truly yours,

Timothy Plan

By:	/s/ Arthur D Ally
Name:	Arthur D Ally
Title:	President

Accepted and agreed to as of September 28, 2010

Jefferson National Life Insurance Company

By: /s/ Craig A Hawley

Name: Craig A Hawley

Title: General Counsel

SCHEDULE A

FUND	Annual Fee
Timothy Plan
Conservative Growth Variable Portfolio	[**]

Strategic Growth Variable Portfolio	[**]

4